Exhibit 99.7
J. Scott Zimmerman

June 23, 2008

Board of Directors
South Texas Oil Company
San Antonio, Texas

Gentlemen:

Please take notice that, effective immediately, I resign from the Board of Directors of South Texas Oil Company (the “Corporation”) and from all Committee positions held by me on behalf of the Corporation. I also hereby resign from all executive and management positions held by me in and for the Corporation, including Chief Executive Officer, Principal Accounting Officer and President of the Corporation.

In addition, I hereby resign from the respective Boards of Directors and all executive and management positions held by me, including President, Chief Executive Officer, Principal Accounting Officer and Manager, in and for the Corporation’s subsidiaries, including STO Operating Company, STO Drilling Company, Southern Texas Oil Company and STO Properties LLC.

Sincerely,

/s/ J. Scott Zimmerman
J. Scott Zimmerman